THE BRINK'S COMPANY

Offer to Purchase for Cash up to 10,000,000
Shares of Its Common Stock (including
the Associated Preferred Stock Purchase Rights)
at a Purchase Price not Greater Than $52.50
Nor Less Than $47.50 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 6, 2006, UNLESS THE TENDER OFFER IS EXTENDED. THE BRINK'S COMPANY MAY EXTEND THE TENDER OFFER PERIOD AT ANY TIME.

To Our Clients:

      Enclosed for your consideration are the Offer to Purchase, dated March 9, 2006, and the related Letter of Transmittal in connection with the tender offer by The Brink's Company, a Virginia corporation, to purchase for cash up to 10,000,000 shares of its common stock, $1.00 par value per share, at a price not greater than $52.50 nor less than $47.50 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

      Given the prices specified by tendering shareholders and the number of shares properly tendered and not properly withdrawn, The Brink's Company will select the lowest purchase price between $47.50 and $52.50 net per share in cash, without interest, that will allow it to purchase 10,000,000 shares, or, if a lesser number of shares are properly tendered, all shares that are properly tendered. All shares acquired in the tender offer will be purchased at the same price.

      The Brink's Company's tender offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase, dated March 9, 2006, and in the related Letter of Transmittal, which, as they may be amended and supplemented from time to time, together constitute the tender offer. All shares tendered and purchased will include the associated preferred stock purchase rights issued under the Amended and Restated Rights Agreement, dated as of September 1, 2003, between The Brink's Company and Computershare Trust Company, N.A. (formerly Equiserve Trust Company, N.A.), as Rights Agent, and, unless the context requires otherwise, all references to shares shall include the associated preferred stock purchase rights.

      Only shares properly tendered at prices equal to or below the purchase price and not properly withdrawn will be purchased. However, because of the proration provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price may not be purchased if more than 10,000,000 shares are properly tendered. All shares tendered and not purchased, including shares tendered at prices above the purchase price and shares not purchased because of proration or the conditional tender procedures, will be returned at The Brink's Company's expense promptly following the expiration date.

      The Brink's Company reserves the right, in its sole discretion, to purchase more than 10,000,000 shares pursuant to the tender offer, subject to applicable law.

      Upon the terms and conditions of The Brink's Company's tender offer, if more than 10,000,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, The Brink's Company will purchase properly tendered shares in the following order:

      (a) first, all shares properly tendered and not properly withdrawn by any “odd lot holder” (as defined below) who

(1) tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

(2) completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

      (b) second, after purchase of all the forgoing shares, all shares conditionally tendered in accordance with Section 6 of the Offer to Purchase, for which the condition was satisfied, and all other shares tendered properly and unconditionally at prices at or below the purchase price and not withdrawn prior to the expiration date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described in Section 1 of the Offer to Purchase; and

      (c) third, if necessary, shares conditionally tendered, for which the condition was not satisfied, at or below the purchase price and not withdrawn prior to the expiration date, selected by random lot in accordance with Section 6 of the Offer to Purchase.

      A TENDER OF YOUR SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR SHARES HELD BY US FOR YOUR ACCOUNT.

      Accordingly, please use the attached “Instruction Form” to instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the tender offer.

      We call your attention to the following:

      1. You may tender shares at prices not greater than $52.50 nor less than $47.50 per share as indicated in the attached Instruction Form, net to you in cash, without interest.

      2. You should consult with your broker regarding the possibility of designating the priority in which your shares will be purchased in the event of proration.

      3. The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions described in the Offer to Purchase.

      4. The tender offer and withdrawal rights will expire at 5:00 p.m., New York City time, on April 6, 2006, unless The Brink's Company extends the tender offer.

      5. The tender offer is for 10,000,000 shares, constituting approximately 17.0% of the shares outstanding as of March 1, 2006.

      6. Tendering shareholders who are registered shareholders or who tender their shares directly to Computershare Trust Company, N.A., as the Depositary, will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on The Brink's Company's purchase of shares under the tender offer.

      7. If you are an “odd lot holder,” meaning that you own beneficially or of record an aggregate of fewer than 100 shares (not including shares held in The Brink's Company 401(k) Plan or the BAX Global 401(k) Plan), and you instruct us to tender on your behalf all such shares at or below the purchase price before the expiration date and check the box captioned “Odd Lots” in the attached instruction form, The Brink's Company, upon the terms and subject to the conditions of the tender offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

      8. The attached Instruction Form may not be used for shares held in The Brink's 401(k) Plan or the BAX Global 401(k) Plan. If you are a participant in The Brink's Company 401(k) Plan or the BAX Global 401(k) Plan and you wish to tender some or all of your shares allocated in your accounts, you must complete either the Letter to Participants in The Brink's Company 401(k) Plan or the Letter to Participants in the BAX Global 401(k) Plan, as applicable.

      9. If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept.

      10. The Board of Directors of The Brink's Company has approved the tender offer. However, none of The Brink's Company, its Board of Directors, the Dealer Manager, the Depositary, the Trustee or the Information Agent makes any recommendation to shareholders as to whether they should tender or not tender their shares or as to the price or prices at which shareholders may choose to tender their shares. Shareholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which such shares should be tendered. The Brink's Company's directors and executive officers have advised The Brink's Company that they do not intend to tender any shares in the tender offer.

      11. If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all such shares unless you specify otherwise on the attached Instruction Form.

      You may condition your tender on The Brink's Company purchasing a minimum number of your tendered shares. In such case, if, as a result of the preliminary proration provisions in the Offer to Purchase, The Brink's Company would purchase less than such minimum number of your shares, then The Brink's Company will not purchase any of your shares, except as provided in the next sentence. In such case, if as a result of conditionally tendered shares not being purchased the total number of shares that would have been purchased is less than 10,000,000 shares, The Brink's Company will select, by random lot, for purchase from shareholders who tender all their shares, conditionally tendered shares for which the condition, based on a preliminary proration, has not been satisfied. See Section 1 of the Offer to Purchase.

      The tender offer is being made to all holders of shares. The Brink's Company is not aware of any state where the making of the tender offer is prohibited by administrative or judicial action pursuant to a valid state statute. If The Brink's Company becomes aware of any valid state statute prohibiting the making of the tender offer, The Brink's Company will make a good faith effort to comply with such statute. If, after such good faith effort, The Brink's Company cannot comply with such statute, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in such state. In those jurisdictions whose securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of The Brink's Company by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

      Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the tender offer.

INSTRUCTION FORM

INSTRUCTIONS FOR TENDER OF SHARES
OF THE BRINK'S COMPANY

      By signing this instruction form you acknowledge receipt of our letter and the enclosed Offer to Purchase, dated March 9, 2006, and the related Letter of Transmittal in connection with the tender offer by The Brink's Company, a Virginia corporation, to purchase shares of its common stock, $1.00 par value per share. The Brink's Company is offering to purchase up to 10,000,000 shares at a price not greater than $52.50 nor less than $47.50 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. The Brink's Company's tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as they may be amended or supplemented from time to time, together constitute the tender offer. All shares tendered and purchased will include the associated preferred stock purchase rights issued pursuant to the Amended and Restated Rights Agreement, dated as of September 1, 2003, between The Brink's Company and Computershare Trust Company, N.A. (formerly Equiserve Trust Company, N.A.), as rights agent, and, unless the context otherwise requires, all reference to shares include the associated preferred stock purchase rights.

      This will instruct us to tender to The Brink's Company, on your behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the tender offer.

Number of Shares to be tendered: Shares (Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.)

PRICE AT WHICH YOU ARE TENDERING

You must check one box and only one box if you want to tender your shares. If more than one box is checked or if no box is checked, your shares will not be properly tendered.

Shares Tendered at a Price Determined by You:

      By checking one of the following boxes below instead of the box under “Shares Tendered at a Price Determined pursuant to the Tender Offer,” you are tendering shares at the price checked. This action could result in none of your shares being purchased if the purchase price selected by The Brink's Company for the shares is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate Instruction Form for each price at which you tender shares. The same shares cannot be tendered at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED
CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES
(Shareholders who desire to tender shares at more than one price must complete a separate Instruction Form for each price at which shares are tendered.)
☐ $47.50	☐ $48.00	☐ $48.50	☐ $49.00	☐ $49.50	☐ $50.00	☐ $50.50	☐ $51.00	☐ $51.50	☐ $52.00	☐ $52.50
☐ $47.60	☐ $48.10	☐ $48.60	☐ $49.10	☐ $49.60	☐ $50.10	☐ $50.60	☐ $51.10	☐ $51.60	☐ $52.10
☐ $47.70	☐ $48.20	☐ $48.70	☐ $49.20	☐ $49.70	☐ $50.20	☐ $50.70	☐ $51.20	☐ $51.70	☐ $52.20
☐ $47.80	☐ $48.30	☐ $48.80	☐ $49.30	☐ $49.80	☐ $50.30	☐ $50.80	☐ $51.30	☐ $51.80	☐ $52.30
☐ $47.90	☐ $48.40	☐ $48.90	☐ $49.40	☐ $49.90	☐ $50.40	☐ $50.90	☐ $51.40	☐ $51.90	☐ $52.40

OR

Shares Tendered at a Price Determined pursuant to the Tender Offer:

☐ By checking this one box instead of one of the price boxes above, you are tendering shares and are willing to accept the purchase price selected by The Brink's Company in accordance with the terms of the tender offer. This action will maximize the chance of having The Brink's Company purchase your shares (subject to the possibility of proration). Note this election could result in your shares, as well as all shares purchased by The Brink's Company pursuant to the tender offer, being purchased at the minimum price of $47.50 per share and, in general, may have the effect of decreasing the price of the shares purchased in the offer. On November 15, 2005, the last full trading day before The Brink's Company announced that it had entered into an agreement for the sale of its BAX Global operating unit and indicated its intention to return between approximately $400 to $600 million to holders of The Brink's Company's common stock through share repurchases, the last reported sale price of The Brink's Company common stock on the New York Stock Exchange (“NYSE”) was $47.98 per share. On March 8, 2006, the last full trading day prior to the commencement of the tender offer, the last reported sale price of the shares of The Brink's Company common stock on the NYSE was $48.63 per share. The lower end of the price range for the tender offer is below the current market price for the shares. Shareholders are urged to obtain current market quotations for the shares.
ODD LOTS
Complete this section ONLY if you own, or are tendering on behalf of a person who owns, beneficially or of record, an aggregate of fewer than 100 shares (not including any share held in The Brink's Company 401(k) Plan or the BAX Global 401(k) Plan) and are tendering all of your shares.
You either (check one box):
☐ are the beneficial or of record owner of an aggregate of fewer than 100 shares, all of which are being tendered; or
☐ are a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares and is tendering all of the shares.
Odd Lots Cannot Be Conditionally Tendered
CONDITIONAL TENDER
You may condition your tender of shares on The Brink's Company purchasing a specified minimum number of your tendered shares, all as described in Section 6 of the Offer to Purchase. Unless the minimum number of shares you indicate below is purchased by The Brink's Company in the tender offer, none of the shares you tendered will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.
☐ The minimum number of shares that must be purchased, if any are purchased, is: shares.
If because of proration, the minimum number of shares that you designated above will not be purchased, The Brink's Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:
☐ The tendered shares represent all shares held by me.

      THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

Signature(s):		Address:

(Including Zip Code)
Name(s):		Area Code and Telephone Number:

		Date:	, 2006
(Please Print)

(Taxpayer Identification Identification or Social Security Number)

IMPORTANT: SHAREHOLDERS ARE ENCOURAGED TO RETURN A COMPLETED FORM W-9 WITH THEIR INSTRUCTION FORM.